UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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ORION MARINE GROUP, INC.

(Name of Registrant as Specified in its Charter)

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ORION MARINE GROUP, INC.

12000 AEROSPACE, SUITE 300

HOUSTON, TEXAS 77034

Additional Information Concerning the 2012 Annual General Meeting of Stockholders of Orion Marine Group, Inc. to be Held on May 22, 2012.

May 10, 2012

Dear Stockholder:

Orion’s 2012 Annual Meeting of Stockholders will be held on May 22, 2012. You should have received the Company’s Notice of the 2012 Annual Meeting and Proxy Statement, which you can view online at http://www.proxyvote.com.

We are writing to ask for your support at and prior to the Annual General Meeting by voting your shares FOR Proposal 2, the Advisory Vote on Executive Compensation. Proxy reviewer Glass Lewis has recommended a vote “FOR” this proposal. However, Institutional Shareholder Services (“ISS”) has recommended a vote against this proposal.

EXECUTIVE SUMMARY

Our emphasis on pay for performance and stockholder alignment are covered in detail in the Compensation Discussion & Analysis section starting on page 15 of our proxy. We recognize that Orion’s performance during 2011 was down relative to previous years. However, we believe that management has already been held accountable by the Board of Directors for these results:

•	We have not provided salary increases for 2012;
•	No bonuses were paid for 2011 performance;
•	No NEO bonuses will be paid for 2012 (or beyond) unless and until the Company returns to profitability;
•	We have committed to no new equity incentive awards until 2014 at the earliest;
•	Realized pay for our executive officers (as shown on pages 17 – 18 of our proxy statement) averaged 33% of grant-date value total compensation - or 67% less than the numbers reported as total compensation in the summary compensation table of our proxy statement

We strongly disagree with the ISS recommendation, which does not give proper credit to the items listed above and is based upon a flawed approach to assessing the alignment of pay and performance and a mismatched peer group comparison.

FLAWS IN THE ISS METHODOLOGY

•	ISS does not consider realized value.

o	The ISS review includes long-term incentives at an implied grant value rather than recognizing that these awards are provided as forward-looking incentives with the realized value dependent upon future performance.
o	Executives can not realize any value from awards until those awards vest. The awards granted to our executives in 2011 vest over a period of five years.
o	As shown in the chart below, actual realized compensation for our CEO has tracked closely with total stockholder returns since Orion went public in 2007.

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•	ISS fails to treat stock options as performance-based incentives.

o	We grant stock options with an exercise price equal to the fair market value of our stock on the date of grant.
o	Consequently, stock option awards (which make up 50% of equity incentive grant value for our officers) are inherently performance-based because they have value only to the extent that stock price increases after the date of grant.

o	As evidence of alignment with stockholders achieved through the use of stock options: during 2011, the in-the-money value of stock options held by our CEO declined by nearly $400,000.

•	The ISS peer group is not appropriate for purposes of assessing relative performance.
o	ISS’ rigid application of a peer group comparison does not take into account the following (thus rendering its peer group comparison meaningless):
o	Orion is the one and only publically traded, heavy civil marine construction company in the U.S.; and
o	One of only two publically traded, dredging companies in the U.S.

Obviously (except in respect of one and perhaps, to a very limited extent, one other company) Orion does not compete for work with any of the companies listed in the ISS peer group and therefore is affected by entirely different market drivers.

o	Comparing Orion against a group that includes only one dredging company and no heavy civil marine construction companies renders the ISS comparison meaningless because it does not give full effect to the market forces that have impacted Orion and its business lines as a whole over the past year (we discuss these market conditions on page 15 of our proxy statement).
o	In fact, there are no publicly-traded companies against which we can properly benchmark our performance – which is a key reason why the Company has not utilized relative-performance equity incentives (as called for by ISS), but has chosen instead to rely upon stock options as our performance-based equity incentive program.

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ADDITIONAL ITEMS FOR CONSIDERATION

The Compensation Discussion and Analysis (CD&A) section starting on page 15 of our Proxy Statement explains in detail our emphasis on pay for performance and stockholder alignment in our executive compensation program. In particular, we would like to draw your attention to the following, some of which were mentioned at the beginning of this filing:

•	No bonuses were earned or paid for 2011.
•	No NEO bonuses will be paid for 2012 (or beyond) unless and until Orion returns to profitability.
•	No pay raises have been granted to members of executive management since January 1, 2011.
•	Multi-year equity grants made in 2011/2012 have extended vesting periods of five years – as compared to our historical approach of vesting awards over three years.
•	No additional equity awards to members of executive management are contemplated until 2014, at the earliest.
•	The highly qualified independent members of Orion’s Compensation Committee and Board of Directors are convinced that the levels and characteristics of Executive Compensation are in the best interest of Orion Stockholders.
•	During 2011, we adopted ownership guidelines for officers and directors to enhance alignment with stockholders.

SHARE OWNERSHIP REQUIREMENTS
Covered Position	Ownership Requirement (minimum value)
CEO	3x salary
CFO	2x salary
Other NEOs	1.5x salary
Directors	3x annual retainer

•	Two-thirds of target total compensation for our CEO is at risk, with realized value tied to either annual performance or to future stock price appreciation.

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•	NEO targeted pay opportunities for 2011 were effectively established at the peer group median, as shown on page 23 of our proxy statement – while (as discussed above) actual realized pay for the year was well below the targeted level:

o	2011 Target total direct compensation opportunity for our CEO was at the market 51st percentile.
o	2011 Target total direct compensation opportunity for our NEOs as a group was at the market 53rd percentile.
o	Meanwhile, 2011 realized pay for our NEOs averaged 33% of the total direct compensation opportunities reported or 67% less than the numbers reported as total compensation in the summary compensation table of our proxy statement

CONCLUSION

A particularly challenging market in 2011 led to our first year of declining revenues and negative net income since our IPO in 2007. As discussed, management has been held accountable for these results.

Most of the members of our NEO team, including our CEO, have been with the Company since before our IPO and have been instrumental in driving the four years of sustained profitable growth the Company experienced through the end of 2010. The Compensation Committee and Board of Directors believes the current team remains the right team to help lead the Company through the current business environment, to get the Company back onto a profitable growth track, and to grow stockholder value as market conditions improve. The Committee and Board believes that the lack of bonus compensation and salary increases this year were appropriate in light of performance and broader market conditions.

The Committee and Board also believes that the multi-year equity awards provide enhanced alignment with stockholders and represent a strong forward-looking incentive for our management team to return Orion to profitability and growth.

In considering your vote, we once again urge you to review the Compensation Discussion & Analysis starting on page 15 of our proxy statement and to consider the information in this letter. Our Compensation Committee maintains a compensation program that has effectively aligned executive compensation with stockholder interests. We believe the ISS methodology and conclusions are inappropriate and fail to properly assess the relationship between pay and performance.

Please be assured that the highly qualified, independent members of the Board of Directors and its Compensation Committee have consistently (since Orion became a public company) expended a vast amount of time, diligent effort and the best available resources (including but not limited to a world class independent compensation consultant) to align management with the best interest of stockholders. This has been accomplished by means of a pragmatic compensation program, which includes long term incentives (most recently of extended duration) and the withholding of pay increases and bonuses. Our independent directors are convinced that Orion has in place and must retain the current executive management team. It is also convinced that this team’s overall compensation program is best suited to maximize stockholder value.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR PROPOSAL 2:

NON-BINDING ADVISORY VOTE TO APPROVE THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

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